Exhibit 99.1

Rithm Acquisition Corp. Receives Noncompliance Notice from the New York Stock Exchange Regarding Minimum Public Stockholders

New York, January 30, 2026 — Rithm Acquisition Corp. (the “Company”) announced today that it had received written notice on January 26, 2026 (the “Notice”) from the New York Stock Exchange (the “NYSE”) that the Company is not in compliance with Section 802.01B of the NYSE Listed Company Manual (the “Listing Rule”) which requires the Company to maintain a minimum of 300 public stockholders on a continuous basis. In accordance with applicable NYSE procedures, the Company has 45 days from receipt of the Notice to submit a plan that would bring it into compliance with the minimum stockholder requirement by no later than March 12, 2026.

The Company plans to promptly submit a business plan that demonstrates how the Company expects to return to compliance with the Listing Rule within 18 months of receipt of the Notice.

The Notice has no immediate impact on the Company’s securities and provided the NYSE approves the plan, the Company’s securities will continue to be listed and traded on the NYSE during the 18-month cure period under their existing ticker symbols. Continued listing is subject to the Company’s compliance with other NYSE listing standards and periodic review by the NYSE of the Company’s progress under the plan.

About Rithm Acquisition Corp.

Rithm Acquisition Corp. is a public acquisition vehicle sponsored by an affiliate of Rithm Capital Corp. (“Rithm Capital”) The Company targets companies in the financial services and real estate sectors where its management and Rithm Capital have extensive investment and operational experience. In addition, the Company also evaluates opportunities relating to digital infrastructure, including opportunities at the convergence of infrastructure and technology. The Company believes that its management team is positioned to drive ongoing value creation post-business combination, as the team has done with multiple prior investments in various sectors over time, and is well suited to identify opportunities that have the potential to generate attractive risk-adjusted returns for its shareholders.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Company’s intent to submit a plan bring it into compliance with the NYSE listing standards. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2025 filed with the SEC on December 19, 2025, and any subsequent filings.

All forward-looking statements are expressly qualified in their entirety by such factors. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Investor Contact:

info@rithmacquisitioncorp1.com

Media Contact:

Gasthalter & Co

(212) 257-4170

rithm@gasthalter.com